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As filed with the Securities and Exchange Commission on July 29, 2016

Registration No. 333-211907

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TC PipeLines, LP
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	52-2135448 (I.R.S. Employer Identification Number)

700 Louisiana Street, Suite 700, Houston, Texas 77002
(877) 290-2772
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Brandon M. Anderson
TC PipeLines, LP
700 Louisiana Street, Suite 700, Houston, Texas 77002
(877)  290-2772
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Please send copies of all communications to:
Gillian A. Hobson
Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500, Houston, TX 77002
(713) 758-2222

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do Not Check if Smaller Reporting Company)	Smaller reporting company ☐

          The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

          Pursuant to Rule 429 of the Securities Act of 1933, as amended, the Prospectus which is a part of this registration statement is a combined Prospectus relating to this offering and the offering of common units registered pursuant to Registration Statement No. 333-196523.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 29, 2016

PROSPECTUS

TC PipeLines, LP

Common Units

        We may from time to time, in one or more offerings, offer and sell common units representing limited partner interests of TC PipeLines, LP, at prices and on terms to be determined by market conditions and other factors at the time of our offerings. The aggregate offering price of all common units sold by us under this prospectus will not exceed $400,000,000.

        We may offer and sell the securities through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis.

        This prospectus provides you with a general description of the common units we may offer and the manner in which they may be offered. Each time we sell common units, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement and the documents incorporated by reference herein and therein carefully before you invest in our common units. This prospectus may not be used to consummate sales of our common units unless it is accompanied by a prospectus supplement.

        Our common units are listed on the New York Stock Exchange under the symbol "TCP."

        Investing in our common units involves risks. Limited partnerships are inherently different from corporations. You should carefully consider the risks described under "Risk Factors" on page 7 of this prospectus, in any accompanying prospectus supplement or in the documents incorporated by reference into this prospectus before making a decision to invest in our common units.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2016

        You should rely only on the information contained or incorporated by reference in this prospectus and in any applicable prospectus supplement and any free writing prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any underwriter, dealer or agent will make an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus and any applicable prospectus supplement is accurate only as of the dates on their covers. You should not assume that the information incorporated by reference in this prospectus is accurate as of any date other than the date the respective information was filed with the Securities and Exchange Commission (the "SEC"). Our business, financial condition, results of operations and prospects may have changed since those dates.

i

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf registration process, we may offer and sell from time to time our common units described in this prospectus in one or more offerings.

        This prospectus provides you with only a general description of us and the common units that we may offer. This prospectus does not contain all of the information set forth in the registration statement of which this prospectus is a part, as permitted by the rules and regulations of the SEC. For additional information regarding us and the offered securities, please refer to the registration statement of which this prospectus is a part.

        Each time we sell common units with this prospectus, we will provide a prospectus supplement that contains specific information about the offering and the terms of the offered securities. The prospectus supplement also may add, delete, update or change information contained in this prospectus. You should rely only on the information in the applicable prospectus supplement if this prospectus and the applicable prospectus supplement are inconsistent. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the section of this prospectus titled "Where You Can Find More Information." In particular, you should carefully consider the risks and uncertainties described under the section titled "Risk Factors" or otherwise included in any applicable prospectus supplement or incorporated by reference in this prospectus before you decide whether to purchase our common units. These risks and uncertainties, together with those not known to us or those that we may deem immaterial, could impair our business and our financial condition and results of operations.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), that registers the common units offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

        In addition, we file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on their public reference room. Our SEC filings are also available at the SEC's web site at http://www.sec.gov. We also make available free of charge on our website, at http://www.tcpipelineslp.com, all materials that we file electronically with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Section 16 reports and amendments to these reports, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

        The SEC allows us to "incorporate by reference" the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

        We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), until the applicable offering under this prospectus and any prospectus supplement is terminated, in each case other than information furnished to the SEC under Item 2.02 or 7.01 of Form 8-K and that is not deemed filed under the Exchange Act and is not incorporated in this prospectus.

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  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

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  Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016;

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  Our Current Reports on Form 8-K filed on January 4, 2016, January 22, 2016, February 11, 2016, April 22, 2016 and July 22, 2016; and

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  The description of our common units contained in our registration statement on Form 8-A/A, filed on November 12, 2009.

        All filings made by us with the SEC pursuant to the Exchange Act after the date of this registration statement and prior to the effectiveness of this registration statement shall also be deemed incorporated by reference into this prospectus.

        You may obtain any of the documents incorporated by reference in this document through us or from the SEC through the SEC's website at the address provided above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in this document, by requesting them in writing or by telephone from us at the following address:

TC PipeLines, LP
700 Louisiana Street, Suite 700
Houston, Texas 77002
Attn: Secretary
Toll Free: (877) 290-2772

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        The statements in this prospectus, any accompanying prospectus supplement and the documents we have incorporated by reference that are not historical information, including statements concerning plans and objectives of management for future operations, economic performance or related assumptions, are forward looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are identified by words and phrases such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "forecast," "should," "predict," "could," "will," "may," and other terms and expressions of similar meaning. The absence of these words, however, does not mean that the statements are not forward-looking.

        These statements are based on management's beliefs and assumptions and on currently available information and include, but are not limited to, statements regarding anticipated financial performance, future capital expenditures, liquidity, market or competitive conditions, regulations, organic or strategic growth opportunities, contract renewals and ability to market open capacity, business prospects, outcome of regulatory proceedings and cash distributions to unitholders. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results predicted. Factors that could cause actual results and our financial condition to differ materially from those contemplated in the forward-looking statements include, but are not limited to:

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  the ability of our pipeline systems to sell available capacity on favorable terms and renew expiring contracts which are affected by, among other factors:

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  demand for natural gas;

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  changes in relative cost structures and production levels of natural gas producing basins;

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  natural gas prices and regional differences;

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  weather conditions;

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  availability and location of natural gas supplies in Canada and the United States of America ("U.S.") in relation to our pipeline systems;

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  competition from other pipeline systems;

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  natural gas storage levels; and

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  rates and terms of service;

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  the performance by the shippers of their contractual obligations on our pipeline systems;

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  the outcome and frequency of rate proceedings or settlement negotiations on our pipeline systems;

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  changes in the taxation of master limited partnerships by state or federal governments such as final adoption of proposed regulations narrowing the sources of income qualifying for partnership tax treatment or the elimination of pass-through taxation or tax deferred distributions;

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  increases in operational or compliance costs resulting from changes in laws and governmental regulations affecting our pipeline systems, particularly regulations issued by the Federal Energy Regulatory Commission, the U.S. Environmental Protection Agency and the U.S. Department of Transportation;

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  the impact of recent significant declines in oil and natural gas prices, including the effects on the creditworthiness of our shippers;

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  our ongoing ability to grow distributions through acquisitions, accretive expansions or other growth opportunities, including the timing, structure and closure of further potential acquisitions;

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  potential conflicts of interest between TC PipeLines GP, Inc., our general partner (the "General Partner"), TransCanada Corporation and its subsidiaries ("TransCanada"), and us;

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  the ability to maintain secure operation of our information technology;

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  the impact of any impairment charges;

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  cybersecurity threats, acts of terrorism and related disruptions;

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  operating hazards, casualty losses and other matters beyond our control; and

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  the level of our indebtedness, including the indebtedness of our pipeline systems, and the availability of capital.

        These are not the only factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statement. Other factors described elsewhere in this prospectus, any accompanying prospectus supplement and the documents we have incorporated by reference, or factors that are unknown or unpredictable, could also have material adverse effects on future results. Please also read "Risk Factors" in this prospectus and any accompanying prospectus supplement and "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and other SEC filings. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. All forward-looking statements are made only as of the date of this prospectus, the applicable prospectus supplement or the filing of the report in which they were included, and except as required by applicable law, we undertake no obligation to update any forward-looking statements to reflect new information, subsequent events or other changes.

 ABOUT TC PIPELINES, LP

        We are a publicly traded Delaware master limited partnership, formed by TransCanada in 1998 to acquire, own and participate in the management of energy infrastructure businesses in North America. Our pipeline systems transport natural gas in the U.S. Our common units are traded on the New York Stock Exchange (the "NYSE") under the symbol "TCP."

        We are managed by our General Partner, which is an indirect, wholly-owned subsidiary of TransCanada. Through its subsidiaries, TransCanada owns approximately 26.6 percent of our common units, 100 percent of our Class B units, 100 percent of our incentive distribution rights ("IDRs") and an effective two percent general partner interest in us.

        TC PipeLines, LP ("TC PipeLines") and its subsidiaries are collectively referred to herein as the "Partnership." In this prospectus, references to "we," "us" or "our" refer to the Partnership. The Partnership's subsidiary limited partnerships, TC PipeLines Intermediate Limited Partnership, TC Tuscarora Intermediate Limited Partnership and TC GL Intermediate Limited Partnership, are collectively referred to herein as the "Intermediate Partnerships." Great Lakes, Northern Border, GTN, Bison, North Baja, Tuscarora and PNGTS (each as defined below), together with any future subsidiaries owning pipeline systems, are collectively referred to herein as the "Operating Entities."

        We have four wholly-owned pipelines and equity ownership interests in three natural gas interstate pipeline systems that collectively are designed to transport approximately 9.1 billion cubic feet per day ("Bcf/d") of natural gas from producing regions and import facilities to market hubs and consuming markets primarily in the Western, Midwestern and Eastern U.S. All of our pipeline systems are operated by subsidiaries of TransCanada.

        Our pipeline systems include:

Pipeline	Length	Description	Ownership
GTN	1,377 miles	Extends between an interconnection near Kingsgate, British Columbia, Canada at the Canadian Border to a point near Malin, Oregon at the California border and delivers natural gas to the Pacific Northwest and to California. GTN pipeline is owned by Gas Transmission Northwest LLC ("GTN").	100%
Northern Border	1,408 miles	Extends between the Canadian border near Port of Morgan, Montana to a terminus near North Hayden, Indiana, south of Chicago. Northern Border is capable of receiving natural gas from Canada, the Williston Basin and Rocky Mountain Basin. ONEOK Partners, L.P. owns the remaining 50 percent of Northern Border Pipeline Company ("Northern Border").	50%
Bison	303 miles	Extends from a location near Gillette, Wyoming to Northern Border's pipeline system in North Dakota. Bison pipeline was placed into service in January 2011 to transport natural gas from the Powder River Basin to Midwest markets. Bison pipeline is owned by Bison Pipeline LLC ("Bison").	100%

Pipeline	Length	Description	Ownership
Great Lakes	2,115 miles	Connects with the TransCanada Mainline at the Canadian border near Emerson, Manitoba, Canada and St. Clair, Michigan, near Detroit. Great Lakes is a bi-directional pipeline that can receive and deliver natural gas at multiple points along its system. TransCanada owns the remaining 53.55 percent of Great Lakes Gas Transmission Limited Partnership ("Great Lakes").	46.45%
North Baja	86 miles	Extends between an interconnection with the El Paso Natural Gas Company pipeline near Ehrenberg, Arizona to an interconnection with a natural gas pipeline near Ogilby, California on the Mexican border. North Baja is a bi-directional pipeline. North Baja pipeline is owned by North Baja Pipeline, LLC ("North Baja").	100%
Tuscarora	305 miles	Extends between GTN near Malin, Oregon to its terminus near Reno, Nevada and delivers natural gas in northeastern California and northwestern Nevada. Tuscarora pipeline is owned by Tuscarora Gas Transmission Company ("Tuscarora").	100%
PNGTS	295 miles	Connects with the TransQuebec and Maritimes Pipeline at the Canadian Border to deliver natural gas to customers in the U.S. northeast. TransCanada owns 11.81 percent of Portland Natural Gas Transmission System ("PNGTS"). Northern New England Investment Company, Inc. owns the remaining 38.29 percent of PNGTS.	49.9%

PNGTS Acquisition

        On January 1, 2016, the Partnership acquired a 49.9 percent interest in PNGTS from a subsidiary of TransCanada. The total purchase price of the PNGTS Acquisition was $228 million and consisted of $193 million in cash (including the final purchase price adjustment of $5 million) and the assumption of $35 million in proportional PNGTS debt. This transaction adds a new market geography for us, further diversifying our cash flow stream and extending our breadth of operations.

        Our principal executive offices are located at 700 Louisiana Street, Suite 700, Houston, Texas 77002, and our telephone number is (877) 290-2772.

 RISK FACTORS

        An investment in our common units involves a high degree of risk. You should carefully consider all of the information contained in, or incorporated by reference in, this prospectus and the applicable prospectus supplement, and other information that may be incorporated by reference in this prospectus and any prospectus supplement as provided under "Where You Can Find More Information," including those in Item 1A. "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016. This prospectus also contains forward-looking statements that involve risks and uncertainties. Please read "Cautionary Statement Regarding Forward-Looking Statements." Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described elsewhere in this prospectus or any prospectus supplement and in the documents incorporated by reference into this prospectus or any prospectus supplement. If any of these risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common units could decline and you could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

        To the extent there may have been a violation of federal securities laws, we may be subject to claims for rescission or damages in connection with certain sales of our Common Units to certain investors who participated in our at-the-market offering program after the filing of our Annual Report on Form 10-K for the year-ended December 31, 2015.

        On July 17, 2014, the SEC declared effective a registration statement (the "Registration Statement") that we had filed to cover sales of Common Units under our at-the-market offering program (the "ATM program"). On February 26, 2016, at the time of the filing of the Partnership's Annual Report on Form 10-K for the year-ended December 31, 2015 (the "2015 Form 10-K"), we believed that the Partnership continued to be eligible to use the effective Registration Statement to sell Common Units under our ATM program. However, we have been advised by the staff of the SEC that as a result of the filing of an employee-related Form 8-K on October 28, 2015, which was not filed via EDGAR until 6:02 p.m. Eastern Time (32 minutes after the 5:30 p.m. Eastern Time cutoff), the Partnership was ineligible to use the Registration Statement after the filing of the 2015 Form 10-K.

        Because the Partnership was ineligible to continue using the Registration Statement following the filing of the 2015 Form 10-K, it is possible that the sales of an aggregate 1,619,631 Common Units under the Registration Statement (the "ATM Common Units"), which were sold between March 8, 2016 and May 19, 2016 at per Common Unit prices ranging from $47.00 to $54.95, may be deemed to have been unregistered sales of securities. If it is determined that persons who purchased the ATM Common Units from the Partnership after February 26, 2016, purchased such Common Units in an offering deemed to be unregistered, then to the extent there may have been a violation of federal securities laws such persons may be entitled to rescission rights, pursuant to which they could be entitled to recover the amount paid for such ATM Common Units, plus interest (based on the statutory rate under applicable state law), less the amount of any distributions. If such investor has sold any of the ATM Common Units purchased by the investor, then the investor would be entitled to recover the difference between the amount paid for such ATM Common Units and the amount at which such ATM Common Units were sold, assuming the investor's ATM Common Units were sold at a loss, plus interest and less the amount of any distributions. If all of the investors who purchased the ATM Common Units from the Partnership after February 26, 2016 continue to own all of the ATM Common Units and were to demand rescission of their purchases, and such investors were in fact found to be entitled to such rescission, then we would be obligated to repay approximately $82,334,015, plus interest, less the amount of any distributions. The Securities Act generally requires that any claim brought for a violation of Section 5 of the Securities Act be brought within one year of the violation.

        We are unable to predict the likelihood of any claims or actions being brought against us related to these events.

 USE OF PROCEEDS

        Except as otherwise provided in any prospectus supplement, we will use the net proceeds we receive from the sale of common units for general partnership purposes, which may include, among other things, repayment of debt, capital expenditures, future acquisitions and working capital.

        Any specific allocation of the net proceeds of an offering of common units to a specific purpose will be determined at the time of the offering and will be described in a prospectus supplement.

 DESCRIPTION OF UNITS

Common Units, Class B Units and General Partner Interest

        At June 7, 2016, the Partnership had 65,937,080 common units outstanding, of which 48,852,249 were held by non-affiliates and 17,084,831 common units were held by subsidiaries of TransCanada, including 5,797,106 common units held by our General Partner. Additionally, TransCanada, through our General Partner, owns 100 percent of our IDRs and an effective two percent general partner interest in the Partnership. TransCanada also holds 100 percent of our 1,900,000 outstanding Class B units.

        The common units represent limited partner interests in us. The holders of common units are entitled to participate in partnership distributions and are entitled to exercise the rights and privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units in and to partnership distributions, please read "Cash Distribution Policy." For a general discussion of the expected federal income tax consequences of owning and disposing of common units, please read "Material U.S. Federal Income Tax Consequences." For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read "Description of Our Partnership Agreement."

        On April 1, 2015, we issued Class B units to TransCanada to finance a portion of the acquisition of the remaining 30 percent interest in GTN. The Class B units entitle TransCanada to an annual distribution which is an amount based on 30 percent of cash distributions from GTN above certain annual thresholds (as described below). The Class B units contain no mandatory or optional redemption features and are also non-convertible, non-exchangeable, non-voting and rank equally with common units upon liquidation.

Transfer of Common Units

        Upon the transfer of a common unit in accordance with our partnership agreement, the transferee of the common unit shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

  (1)
  represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

  (2)
  automatically becomes bound by the terms and conditions of our partnership agreement; and

  (3)
  gives the consents, waivers and approvals contained in our partnership agreement.

        Our General Partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

        We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities and any transfers are subject to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

        Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Listing

        Our outstanding common units are listed on the NYSE under the symbol "TCP." Any additional common units we issue will also be listed on the NYSE.

Transfer Agent and Registrar

        Our transfer agent and registrar for the common units is Computershare Investor Services Inc.

 CASH DISTRIBUTION POLICY

General

        We will make distributions to our partners for each of our fiscal quarters before liquidation in an amount equal to all of our Available Cash for that quarter. Available Cash is defined in the Partnership's Third Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement") and generally means, with respect to any quarter of the Partnership, all cash on hand at the end of such quarter less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the General Partner to:

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  provide for the proper conduct of our business (including reserves for future capital expenditures and for anticipated credit needs);

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  comply with applicable laws or any of our debt instruments or agreements; or

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  provide funds for cash distributions to unitholders and the General Partner in respect of any one or more of the next four quarters.

        We expect to make distributions of all Available Cash within approximately 45 days after the end of each calendar quarter to holders of record on the applicable record date.

Operating Surplus and Capital Surplus

        Cash distributions will be characterized as distributions from either Operating Surplus or Capital Surplus. This distinction affects the amounts distributed to unitholders relative to the General Partner. See "—Distributions from Capital Surplus" below.

        Operating Surplus generally means:

  (1)
  our cash balance on the date we began operations, plus $20 million, plus all of our cash receipts from our operations, excluding cash constituting Capital Surplus; less

  (2)
  all of our operating expenses, debt service payments, maintenance, capital expenditures and reserves established for future operations.

        Capital Surplus will generally be generated only by:

  (1)
  borrowings other than Working Capital Borrowings (as defined in the Partnership Agreement);

  (2)
  sales of debt and equity securities; and

  (3)
  sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.

        All Available Cash distributed from any source will be treated as distributed from Operating Surplus until the sum of all Available Cash distributed since we began operations equals the Operating Surplus as of the end of the quarter before that distribution. This method of cash distribution avoids the difficulty of trying to determine whether Available Cash is distributed from Operating Surplus or Capital Surplus. Any excess of Available Cash over Operating Surplus, irrespective of its source, will be treated as Capital Surplus.

        Capital Surplus is first distributed 98% to all common units, pro rata, and 2% to the General Partner until each common unit that was issued in our initial public offering has received distributions from Capital Surplus in an aggregate amount equal to the initial public offering price of the common units. After these distributions have been made the distinction between Operating Surplus and Capital Surplus will cease. All subsequent distributions will be treated as from Operating Surplus. See

"—Distributions from Capital Surplus" below. We do not anticipate that there will be significant distributions of Capital Surplus.

Distributions of Available Cash from Operating Surplus

        Distributions of Available Cash from Operating Surplus for any quarter will be made in the following manner:

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  First, 98% to the common units, pro rata, and 2% to the General Partner, until there has been distributed for each outstanding common unit an amount equal to $0.81 per unit for that quarter (the "First Target Distribution"); provided that the Class B units entitle TransCanada to a distribution based on 30 percent of GTN's annual distributions as follows: (i) 100 percent of distributions above $20 million through March 31, 2020; and (ii) 25 percent of distributions above $20 million thereafter; and

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  Thereafter, in the manner described in "—Incentive Distribution Rights" below.

        The above reference to 2% of Available Cash from Operating Surplus distributed to the General Partner is a reference to the percentage interest of the General Partner in distributions from the Partnership and our Intermediate Partnerships, exclusive of the General Partner's or any of its affiliates' interest as holders of the units or IDRs. The General Partner owns a 1% general partner interest in the Partnership and a 1.0101% general partner interest in our Intermediate Partnerships.

Incentive Distribution Rights

        IDRs represent the right to receive an increasing percentage of quarterly distributions of Available Cash from Operating Surplus after the First Target Distribution and the related 2% distribution to the General Partner have been made for any quarter.

        Any Available Cash from Operating Surplus for a quarter in excess of the First Target Distribution and the related 2% distribution to the General Partner will be distributed among the unitholders and the General Partner in the following manner:

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  First, 85% to all units, pro rata, and 15% to the General Partner, until each unitholder has received a total of $0.88 for that quarter (the "Second Target Distribution"); and

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  Thereafter, 75% to all units, pro rata, and 25% to the General Partner.

        The distributions to the General Partner described above, other than in its capacity as a holder of units, that are in excess of its aggregate 2% general partner interest represent the IDRs. The right to receive incentive distributions is not part of the general partner interest and may be transferred separately from that interest.

        The General Partner may at any time transfer its common units and its IDRs to one or more persons without unitholder approval. Furthermore, the General Partner may transfer all or any part of its general partner interest in any of the Intermediate Partnerships to another person, subject to compliance with any transfer restrictions and/or right of first refusal obligations, if any, in the applicable intermediate partnership agreement. As a condition to the transfer, the transferee must assume the rights and duties of the General Partner to whose interest that transferee has succeeded, agree to be bound by the provisions of the Partnership Agreement, furnish an opinion of counsel regarding limited liability and tax matters, agree to acquire all (or the appropriate portion) of the General Partner's interest in the Intermediate Partnerships and agree to be bound by the provisions of the intermediate partnership agreements.

Distributions from Capital Surplus

        Distributions of Available Cash from Capital Surplus will be made in the following manner:

  •
  First, 98% to all units, pro rata, and 2% to the General Partner, until each common unit that was issued in our initial public offering has received distributions from Capital Surplus equal to the initial public offering price; and

  •
  Thereafter, all distributions of Available Cash from Capital Surplus will be distributed as if they were from Operating Surplus.

        When a distribution is made from Capital Surplus, it is treated as if it were a repayment of the unit price from our initial public offering. To reflect this repayment, the minimum quarterly distribution ($0.45 per quarter) and the target distribution levels will be adjusted downward by multiplying each amount by a fraction. This fraction is determined as follows:

  •
  the numerator is the initial public offering price, less distributions of Capital Surplus (the "Unrecovered Capital") with respect to the common units immediately after giving effect to the repayment; and

  •
  the denominator is the Unrecovered Capital of the common units immediately before the repayment.

        A "payback" of the unit price from our initial public offering occurs when the Unrecovered Capital of the common units is zero. At that time the minimum quarterly distribution and the target distribution levels will have been reduced to zero. All distributions of Available Cash from all sources after that time will be treated as if they were from Operating Surplus. Because the target distribution levels will have been reduced to zero, the General Partner will then be entitled to receive 75% of all distributions of Available Cash in its capacities as General Partner and as holder of the IDRs, in addition to any distributions to which it may be entitled as a holder of units.

        Distributions from Capital Surplus will not reduce the target distribution levels for the quarter in which they are distributed.

Adjustment of Minimum Quarterly Distribution and Target Distribution Levels

        In addition to adjustments made upon a distribution of Available Cash from Capital Surplus, the following will each be proportionately adjusted upward or downward, as appropriate, if any combination or subdivision of units should occur:

  (1)
  the minimum quarterly distribution;

  (2)
  the target distribution levels;

  (3)
  the Unrecovered Capital of a common unit; and

  (4)
  other amounts calculated on a per unit basis.

        For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the Unrecovered Capital of the common units would each be reduced to 50% of its initial level.

        No adjustment will be made by reason of the issuance of additional common units for cash or property.

        The minimum quarterly distribution and the target distribution levels may also be adjusted if legislation is enacted or if existing law is modified or interpreted in a manner that causes us, any of the Intermediate Partnerships or Northern Border Pipeline to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes. In this event, the minimum quarterly distribution and the target distribution levels for each quarter after that time would be reduced to amounts equal to the product of:

  (1)
  the minimum quarterly distribution and each of the target distribution levels;

  multiplied by

  (2)
  one minus the sum of:

  (x)
  the highest marginal federal income tax rate which could apply to the Partnership, any of the Intermediate Partnerships or Northern Border Pipeline that is taxed as an entity; plus

  (y)
  any increase in the effective overall state and local income tax rate that would have been applicable to the Partnership, any of the Intermediate Partnerships or Northern Border Pipeline in the preceding calendar year as a result of the new imposition of the entity level tax, after taking into account the benefit of any deduction allowable for federal income tax purposes for the payment of state and local income taxes, but only to the extent of the increase in rates resulting from that legislation or interpretation.

        For example, assuming we are not previously subject to state and local income tax, if we were to become taxable as an entity for federal income tax purposes and we became subject to a maximum marginal federal, and effective state and local, income tax rate of 38%, then the minimum quarterly distribution and the target distribution levels would each be reduced to 62% of the amount immediately before the adjustment.

Distributions of Cash Upon Liquidation

        Following the beginning of our dissolution and liquidation, assets will be sold or otherwise disposed of and the partners' capital account balances will be adjusted to reflect any resulting gain or loss. The manner of the adjustment is as provided in the Partnership Agreement. The proceeds of liquidation will first be applied to the payment of our creditors in the order of priority provided in the Partnership Agreement and by law. After that, the proceeds will be distributed to the unitholders and the General Partner in accordance with their capital account balances, as so adjusted.

        Net gains recognized upon liquidation will be allocated first to restore negative balances in the capital account of the General Partner and the unitholders. Then net gains will be allocated 98% to the unitholders and 2% to the General Partner until the capital account balances of the unitholders are equal to their Unrecovered Capital plus any First Target Distribution for the quarter during which the liquidation date occurs. However, no assurance can be given that there will be sufficient gain upon liquidation of the Partnership to enable the holders of common units to fully recover all of these amounts. Any further net gains recognized upon liquidation will be allocated in a manner that takes into account the IDRs of the General Partner.

        Any unrealized gain attributable to assets distributed in kind will be allocated in a manner consistent with the allocation of net recognized gains described above.

        Upon our liquidation, any loss will generally be allocated to the General Partner and the unitholders in the following manner:

  •
  First, 98% to the holders of common units in proportion to the positive balances in their capital accounts and 2% to the General Partner, until the capital accounts of the common unitholders have been reduced to zero; and

  •
  Thereafter, 100% to the General Partner.

Interim adjustments to capital accounts will be made at the time we issue additional interests in the Partnership or make distributions of property. These adjustments will be based on the fair market value of the interests issued or the property distributed and any gain or loss resulting from the adjustments will be allocated to the unitholders and the General Partner (including with respect to its IDRs) in the same manner as gain or loss would be allocated upon liquidation. In the event that positive interim adjustments are made to the capital accounts, any later negative adjustments to the capital accounts resulting from the issuance of additional Partnership interests, our distributions of property, or losses upon sales of assets in our liquidation, will be allocated in a manner, as reasonably determined by the General Partner, that to the extent possible result in the capital counts of the partners being equal the capital accounts of the partners if no earlier positive adjustments to the capital accounts had been made.

 DESCRIPTION OF OUR PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of our Partnership Agreement.

  •
  with regard to distributions of available cash, please read "Cash Distribution Policy";

  •
  with regard to the transfer of units, please read "Description of the Units—Transfer of Common Units"; and

  •
  with regard to allocations of taxable income and taxable loss, please read "Material U.S. Federal Income Tax Considerations."

Organization and Duration

        We were organized in December 1998. We will dissolve on December 31, 2097, unless sooner dissolved under the terms of the Partnership Agreement.

Purpose

        Our purpose under the Partnership Agreement is limited to serving as a partner of our Intermediate Partnerships and engaging in any business activity (either directly or through other entities) that may be engaged in by the Intermediate Partnerships or that is approved by the General Partner; provided that the General Partner reasonably determines, as of the date of acquisition or commencement of such activity, that such activity generates "qualifying income" (as such term is defined in Section 7704 of the Internal Revenue Code) or enhances the operations of an activity of the Partnership or the Intermediate Partnerships.

        Although the General Partner has the ability to cause the Partnership and the Intermediate Partnerships to engage in activities other than the transportation of natural gas, the General Partner has no current plans to do so. The General Partner is authorized in general to perform all acts deemed necessary or appropriate to carry out the purposes and to conduct our business.

Power Of Attorney

        Each limited partner, and each person who acquires a unit from a unitholder and executes and delivers a transfer application, grants to the General Partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for the qualification, continuance or dissolution of the Partnership. The power of attorney also grants the authority for the amendment of, and to make consents and waivers under, the Partnership Agreement.

Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act") and that he otherwise acts in conformity with the provisions of the Partnership Agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right or exercise of the right by the limited partners as a group:

  •
  to remove or replace the General Partner;

  •
  to approve some amendments to the Partnership Agreement; or

  •
  to take other action under the Partnership Agreement

constituted "participation in control" of our business for purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware to the same extent as the General Partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the Partnership, exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the Partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and which could not be ascertained from the Partnership Agreement.

        As a General Partner of the operating partnerships, the respective Intermediate Partnerships will be liable for the debts and obligations of the operating partnerships, although the partnership agreements of the operating partnerships provide that, except as otherwise specifically agreed in accordance with the terms of the partnership agreements, the operating partnerships may not enter into any contract or other obligation unless recourse by the parties is limited to the assets of the operating partnerships.

        The Intermediate Partnerships currently conduct business in at least 13 states and may conduct business in other states. Maintenance of limited liability for the Partnership, as the limited partner in the Intermediate Partnerships, may require compliance with legal requirements in the jurisdictions in which Intermediate Partnerships conduct business, including qualifying the Intermediate Partnerships to do business there. Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If it were determined that we were, by virtue of our limited partner interest in the Intermediate Partnership or otherwise, conducting business in any state without compliance with the applicable limited partnership statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the General Partner, to approve some amendments to the Partnership Agreement, or to take other action under the Partnership Agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the General Partner under the circumstances. We will operate in a manner as the General Partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

        The Partnership Agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and on the terms and conditions established by the General Partner in its sole discretion without the approval of any limited partners.

        We may issue an unlimited number of common units as follows:

  (1)
  issuance under employee and director benefit plans (subject to any approval requirements of the NYSE);

  (2)
  upon conversion of the general partner interests and IDRs as a result of a withdrawal of the General Partner; or

  (3)
  in the event of a combination or subdivision of common units.

        It is possible that we will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of Available Cash. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

        In accordance with Delaware law and the provisions of the Partnership Agreement, we may also issue additional partnership securities that, in the sole discretion of the General Partner, may have special voting rights to which the common units are not entitled.

        Upon issuance of additional partnership securities in exchange for cash or property, the General Partner will be required to make additional capital contributions to the extent necessary to maintain its combined 2% general partner interest in us and in the Intermediate Partnerships. Moreover, the General Partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than the General Partner and its affiliates, to the extent necessary to maintain their percentage interest, including their interest represented by common units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership interests.

Amendment of Partnership Agreement

        Amendments to the Partnership Agreement may be proposed only by or with the consent of the General Partner, which consent may be given or withheld in its sole discretion. In order to adopt a proposed amendment, other than the amendments discussed below, the General Partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment except as described below.

        Prohibited Amendments.    No amendment may be made that would:

  (1)
  enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

  (2)
  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by the Partnership to the General Partner or any of its affiliates without its consent, which may be given or withheld in its sole discretion;

  (3)
  change the term of the Partnership;

  (4)
  provide that the Partnership is not dissolved upon the expiration of its term or upon an election to dissolve the Partnership by the General Partner that is approved by the holders of a majority of the outstanding common units; or

  (5)
  give any person the right to dissolve the Partnership other than the General Partner's right to dissolve the Partnership with the approval of the holders of a majority of the outstanding common units.

        The provision of the Partnership Agreement preventing the amendments having the effects described in clauses (1)-(5) above can be amended upon the approval of the holders of at least 90% of the outstanding units.

        No Unitholder Approval.    The General Partner may generally make amendments to the Partnership Agreement without the approval of any limited partner or assignee to reflect:

  (1)
  a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent or the registered office of the Partnership;

  (2)
  the admission, substitution, withdrawal or removal of partners in accordance with the Partnership Agreement;

  (3)
  a change that, in the sole discretion of the General Partner, is necessary or advisable to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither the Partnership nor any Intermediate Partnership will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

  (4)
  an amendment that is necessary, in the opinion of counsel to the Partnership, to prevent the Partnership or the General Partner or its directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") whether or not substantially similar to plan asset regulations currently applied or proposed;

  (5)
  an amendment that in the discretion of the General Partner is necessary or advisable for the authorization or issuance of additional limited or general partner interests;

  (6)
  any amendment expressly permitted in the Partnership Agreement to be made by the General Partner acting alone;

  (7)
  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the Partnership Agreement;

  (8)
  any amendment that, in the discretion of the General Partner, is necessary or advisable for the formation by the Partnership of, or its investment in, any corporation, partnership or other entity, as otherwise permitted by the Partnership Agreement;

  (9)
  a change in the fiscal year or taxable year of the Partnership and related changes; and

  (10)
  any other amendments substantially similar to any of the matters described in (1)-(9) above.

        In addition, the General Partner may make amendments to the Partnership Agreement without the approval of any limited partner or assignee if those amendments, in the discretion of the General Partner:

  (1)
  do not adversely affect the limited partners in any material respect;

  (2)
  are necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

  (3)
  are necessary or advisable to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading, compliance with any of which the General Partner deems to be in the best interests of the Partnership and the limited partners;

  (4)
  are necessary or advisable for any action taken by the General Partner relating to splits or combinations of units under the provisions of the Partnership Agreement; or

  (5)
  are required to effect the intent of the provisions of the Partnership Agreement or are otherwise contemplated by the Partnership Agreement.

        Opinion of Counsel and Unitholder Approval.    The General Partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in the Partnership being treated as an entity for federal income tax purposes if one of the amendments described above under "—No Unitholder Approval" should occur. No other amendments to the Partnership Agreement will become effective without the approval of holders of at least 90% of the units unless the Partnership obtains an opinion of counsel to the effect that the amendment will not adversely affect the limited liability under applicable law of any limited partner in the Partnership or cause the Partnership or the Intermediate Partnerships to be taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously taxed as such).

        Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

        The General Partner is generally prohibited, without the prior approval of holders of a majority of the outstanding common units from causing the Partnership to, among other things, sell, exchange or otherwise dispose of all or substantially all of its assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of any Intermediate Partnership; provided that the General Partner may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the Partnership's assets without that approval. The General Partner may also sell all or substantially all of the Partnership's assets under a foreclosure or other realization upon the encumbrances above without that approval. Furthermore, provided that conditions specified in the Partnership Agreement are satisfied, the General Partner may merge the Partnership or any of its subsidiaries into, or convey some or all of their assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect solely a change in the legal form of the Partnership into another limited liability entity.

        The unitholders are not entitled to dissenters' rights of appraisal under the Partnership Agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of the Partnership's assets or any other transaction or event.

Termination and Dissolution

        We will continue until December 31, 2097, unless terminated sooner under the Partnership Agreement. We will dissolve upon:

  (1)
  the election of the General Partner to dissolve us, if approved by the holders of a majority of the outstanding common units;

  (2)
  the sale, exchange or other disposition of all or substantially all of the assets and properties of the Partnership and the Intermediate Partnerships;

  (3)
  the entry of a decree of judicial dissolution of the Partnership; or

  (4)
  the withdrawal or removal of the General Partner or any other event that results in its ceasing to be the General Partner other than by reason of a transfer of its general partner interest in accordance with the Partnership Agreement or withdrawal or removal following approval and admission of a successor.

        Upon a dissolution under clause (4), the holders of a majority of the outstanding common units may also elect, within specific time limitations, to reconstitute the Partnership and continue its business on the same terms and conditions described in the Partnership Agreement by forming a new limited partnership on terms identical to those in the Partnership Agreement and having as General Partner an entity approved by the holders of units who elected to reconstitute the Partnership subject to receipt by the Partnership of an opinion of counsel to the effect that:

  (1)
  the action would not result in the loss of limited liability of any limited partner; and

  (2)
  neither the Partnership, the reconstituted limited partnership, nor any Intermediate Partnership would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of the General Partner that the liquidator deems necessary or desirable in its good faith judgment, liquidate our assets and apply the proceeds of the liquidation as provided in "Cash Distribution Policy—Distributions of Cash Upon Liquidation". The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of the General Partner

        The General Partner of the Partnership may withdraw as the General Partner without first obtaining approval from any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of the Partnership Agreement. In addition, the Partnership Agreement permits the General Partner in some instances to sell or otherwise transfer all of its general partner interests in the Partnership without the approval of the unitholders. See "—Transfer of General Partner Interest and Incentive Distribution Rights".

        Upon the withdrawal of the General Partner under any circumstances, other than as a result of a transfer by the General Partner of all or a part of its general partner interests in the Partnership, the holders of a majority of the outstanding common units may select a successor to that withdrawing General Partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, the Partnership will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal the holders of a majority of the outstanding common units agree in writing to continue the business of the Partnership and to appoint a successor general partner. See "—Termination and Dissolution" above.

        The General Partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, including units held by the General Partner and its affiliates, and the Partnership receives an opinion of counsel regarding limited liability and tax matters. Any removal of this kind is also subject to the approval of a successor General Partner by the vote of the holders of a majority of the outstanding common units.

        The Partnership Agreement also provides that if the General Partner is removed as General Partner of the Partnership under circumstances where cause does not exist the General Partner will have the right to convert its general partner interests and all the IDRs into common units or to receive cash in exchange for those interests from the successor General Partner.

        Withdrawal or removal of the General Partner as a General Partner of the Partnership also constitutes withdrawal or removal, as the case may be, of the General Partner as a General Partner of the Intermediate Partnerships.

        In the event of removal of the General Partner under circumstances where cause exists or withdrawal of the General Partner where that withdrawal violates the Partnership Agreement or any intermediate partnership agreement, a successor General Partner will have the option to purchase the general partner interests and IDRs of the departing General Partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where the General Partner withdraws or is removed by the limited partners, the departing General Partner will have the option to require the successor General Partner to purchase the general partner interests of the departing General Partner and its IDRs for a cash payment equal to the fair market value of those interests. In each case, this fair market value will be determined by agreement between the departing General Partner and the successor General Partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing General Partner and the successor General Partner will determine the fair market value. If the departing General Partner and the successor General Partner cannot agree upon an expert to determine the fair market value, then an expert chosen by agreement of experts selected by each of them will determine the fair market value.

        If the above-described option is not exercised by either the departing General Partner or the successor General Partner, the departing General Partner's general partner interests and its IDRs will automatically convert into common units equal to the fair market value of those interests, as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

        In addition, the Partnership will be required to reimburse the departing General Partner for all amounts due the departing General Partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing General Partner for the benefit of the Partnership.

Transfer of General Partner Interest and Incentive Distribution Rights

        The General Partner may at any time transfer its common units and its IDRs to one or more persons without unitholder approval. Furthermore, the General Partner may transfer all or any part of its general partner interest in any of the Intermediate Partnerships to another person, subject to compliance with any transfer restrictions and/or right of first refusal obligations, if any, in the applicable intermediate partnership agreement. As a condition to the transfer, the transferee must assume the rights and duties of the General Partner to whose interest that transferee has succeeded, agree to be bound by the provisions of the Partnership Agreement, furnish an opinion of counsel regarding limited liability and tax matters, agree to acquire all (or the appropriate portion) of the General Partner's interest in the Intermediate Partnerships and agree to be bound by the provisions of the intermediate partnership agreements.

TransCanada Ownership of General Partner

        TransCanada will retain beneficial ownership of our General Partner until six months after the date when there are no officers of our General Partner who are also directors, officers or employees of TransCanada or its other affiliates.

Change of Management Provisions

        The Partnership Agreement contains specific provisions that are intended to discourage a person or group from attempting to remove the General Partner of the Partnership as General Partner of the Partnership or otherwise change management. If any person or group other than the General Partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our General Partner or its affiliates and any transferees of that person or group approved by our General Partner.

        The Partnership Agreement also provides that if the General Partner is removed under circumstances where cause does not exist and units held by the General Partner and its affiliates are not voted in favor of that removal, the General Partner will have the right to convert its general partner interests and all of its IDRs into common units or to receive cash in exchange for those interests.

Limited Call Right

        If at any time the General Partner and its affiliates hold at least 80% of the then-issued and outstanding partnership securities of any class, the General Partner will have the right, but not the obligation, which it may assign in whole or in part to any of its affiliates or to the Partnership, to acquire all, but not less than all, of the remaining partnership securities of the class held by unaffiliated persons as of a record date to be selected by the General Partner, on at least 10 but not more than 60 days notice. The purchase price in the event of this purchase is the greater of: (i) the highest price paid by either of the General Partner or any of its affiliates for any partnership securities of the class purchased within the 90 days preceding the date on which the General Partner first mails notice of its election to purchase those partnership securities; and (ii) the current market price as of the date three days before the date the notice is mailed. For this purpose, the "current market price" of any publicly traded class of securities listed or admitted to trading on a national securities exchange is the average of the daily closing prices for the 20 consecutive trading days immediately prior to such date.

        As a result of the General Partner's right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. See "Material U.S. Federal Income Tax Considerations—Disposition of Common Units" below.

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of limited partners of the Partnership and to act upon matters for which approvals may be solicited. Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, shall be voted by the General Partner at the written direction of the record holder. Absent direction of this kind, the common units will not be voted, except that, in the case of common units held by the General Partner on behalf of non-citizen assignees, the General Partner shall distribute the votes on those common units in the same ratios as the votes of limited partners on other units are cast.

        The General Partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units as would be necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by the General Partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum shall be the greater percentage.

        Each record holder of a unit has a vote according to his percentage interest in the Partnership, although additional limited partner interests having special voting rights could be issued. See "—Issuance of Additional Securities". However, if at any time any person or group, other than the General Partner and its affiliates, or a direct or subsequently approved transferee of the General Partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, the person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under the Partnership Agreement will be delivered to the record holder by the Partnership or by the transfer agent.

Status as Limited Partner or Assignee

        Except as described above under "—Limited Liability", the common units will be fully paid, and unitholders will not be required to make additional contributions.

        An assignee of a common unit, after executing and delivering a transfer application, but pending its admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from the Partnership, including liquidating distributions. The General Partner will vote and exercise other powers attributable to common units owned by an assignee who has not become a substitute limited partner at the written direction of the assignee. See "—Meetings; Voting". Transferees who do not execute and deliver a transfer application will be treated neither as assignees nor as record holders of common units, and will not receive cash distributions, federal income tax allocations or reports furnished to record holders of common units. See "Description of Units—Transfer of Common Units".

Non-Citizen Assignees; Redemption

        If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of the General Partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, we may redeem the units held by the limited partner or assignee at their current market price. In order to avoid any cancellation or forfeiture, the General Partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about this nationality, citizenship or other related status within 30 days after a request for the information or the General Partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee who is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Indemnification

        Under the Partnership Agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

  (1)
  the General Partner;

  (2)
  any departing General Partner;

  (3)
  any person who is or was an affiliate of a General Partner or any departing General Partner;

  (4)
  any person who is or was a member, partner, officer, director, employee, agent or trustee of a General Partner or any departing General Partner or any affiliate of a General Partner or any departing General Partner; or

  (5)
  any person who is or was serving at the request of a General Partner or any departing General Partner or any affiliate of a General Partner or any departing General Partner as an officer, director, employee, member, partner, agent or trustee of another person.

        Any indemnification under these provisions will be only out of our assets. The General Partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate indemnification. We are authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under the Partnership Agreement.

Books and Reports

        The General Partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, our fiscal year is the calendar year.

        We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter to the extent required by applicable law, rule or regulation or as the General Partner deems to be necessary or appropriate.

        We will furnish each record holder of a unit information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Books And Records

        The Partnership Agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

  (1)
  a current list of the name and last known address of each partner;

  (2)
  a copy of our tax returns;

  (3)
  information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

  (4)
  copies of the Partnership Agreement, the certificate of limited partnership of the Partnership, related amendments and powers of attorney under which they have been executed;

  (5)
  information regarding the status of our business and financial condition; and

  (6)
  other information regarding our affairs that is just and reasonable.

        The General Partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which the General Partner believes in good faith is not in our best interest or which we are is required by law or by agreements with third parties to keep confidential.

Registration Rights

        Under the Partnership Agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units or other partnership securities proposed to be sold by the General Partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of the General Partner as the General Partner of the Partnership. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        This section is a summary of material federal income tax considerations that may be relevant to an investment in our common units and, unless otherwise noted in the following discussion, expresses the opinion of Vinson & Elkins LLP, our tax counsel, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

        The following discussion does not address all federal income tax matters affecting us or the unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the U.S. (for federal income tax purposes), who have the U.S. dollar as their functional currency, who use the calendar year as their taxable year, and who hold units as capital assets (generally, property that is held for investment). This section has limited applicability to corporations, partnerships, estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts, real estate investment trusts or mutual funds. Accordingly, we recommend that you consult, and depend on, your own tax advisor in analyzing the federal, state, local and foreign tax consequences to you of an investment in our common units.

        All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of counsel and are based on the accuracy of the representations we make.

        No ruling has been or will be requested from the Internal Revenue Service ("IRS") regarding any matter affecting us or prospective unitholders. Instead, we will rely on the opinion of Vinson & Elkins L.L.P. in this regard. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which the common units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the unitholders and the General Partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        For the reasons described below, counsel has not rendered an opinion with respect to the following specific federal income tax issues:

  •
  the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "—Tax Consequences of Unit Ownership—Treatment of Securities Loans");

  •
  whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Common Units—Allocations Between Transferors and Transferees"); and

  •
  whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Section 754 Election").

Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his allocable share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed to a partner is in excess of the partner's adjusted tax basis in his partnership interest.

        No ruling has been or will be sought from the IRS with respect to our classification as a partnership for federal income tax purposes or as to the classification as partnerships of the Intermediate Partnerships or the Operating Entities, whether our operations generate "qualifying income" under Section 7704 of the Internal Revenue Code or any other matter affecting us or prospective unitholders. Instead we have relied on the opinion of counsel that, based upon the Internal Revenue Code, Treasury Regulations, published revenue rulings and court decisions and representations described below, we, the Intermediate Partnerships and the Operating Entities will each be classified as a partnership or disregarded as an entity separate from its owner for federal income tax purposes.

        In rendering its opinion that we, the Intermediate Partnerships and the Operating Entities have been and will continue to be treated as partnerships or disregarded as an entity separate from its owner for federal income tax purposes, Vinson & Elkins LLP has relied on the factual representations made by us and the General Partner, including:

  •
  None of TC PipeLines or any of the Intermediate Partnerships or the Operating Entities has elected or will elect to be treated as an association or corporation, and none of the Intermediate Partnerships or the Operating Entities has ever been a publicly-traded partnership;

  •
  For each taxable year, more than 90 percent of our gross income has been and will be derived from the exploration, development, production, processing, refining, transportation or marketing of any mineral or natural resource, including oil, gas, its products and industrial source carbon dioxide, or other items of income as to which counsel has or will opine are "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code; and

  •
  None of TC PipeLines or any of the Intermediate Partnerships or Operating Entities has engaged or will engage in any significant activity other than the transportation (within the meaning of Section 7704(d) of the Internal Revenue Code) of natural gas without first receiving an opinion of counsel to the effect that such activity will not cause TC PipeLines or any Intermediate Partnership or Operating Entity to have income that is not qualifying income.

        Section 7704 of the Internal Revenue Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "qualifying income exception," exists with respect to publicly-traded partnerships of which 90 percent or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation and marketing of natural gas. Other types of qualifying income include interest from other than a financial business, dividends, gains from the sale of real property, and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We have satisfied the qualifying income test in each taxable year to date. We estimate that less than four percent of our current gross income is not qualifying income. The percentage of our gross income that constitutes qualifying income could change from time to time, but we project that the amount of non-qualifying gross income will not approach ten percent of our gross income in any year. Based upon and subject to this estimate and projection, the factual representations made by us and the General Partner and a review of the applicable legal authorities, counsel is of the opinion that at least 90 percent of our gross income constitutes qualifying income.

        If we fail to meet the qualifying income exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the qualifying income exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and us, so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

        The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative or legislative action or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress and the President propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships, including the elimination of the qualifying income exception upon which we rely for our treatment as a partnership for federal income tax purposes.

        In addition, the IRS has issued proposed regulations regarding qualifying income under Section 7704(d)(1)(E) of the Code (the "Proposed Regulations"). We do not believe the Proposed Regulations affect our ability to qualify as a publicly traded partnership. However, there are no assurances that final regulations will not include changes that interpret Section 7704(d)(1)(E) in a manner that is contrary to the Proposed Regulations, which could modify the amount of our gross income that we are able to treat as qualifying income for the purposes of the qualifying income exception. We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our common units.

        If any of TC PipeLines, an Intermediate Partnership or an Operating Entity were treated as an association taxable as a corporation in any taxable year, its items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to its equity holders, and its net income would be taxed to it at corporate rates. In addition, any distributions by the affected entity to its equity holders would be treated as either taxable dividend income, to the extent of its current or accumulated earnings and profits, or, in the absence of earnings and profits, as a nontaxable return of capital, to the extent of the holder's tax basis in its equity interest in the entity, or as taxable capital gain, after the holder's tax basis in the equity interest is reduced to zero. Accordingly, treatment of TC PipeLines or any of the Intermediate Partnerships or the Operating Entities as an association taxable as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the common units.

        The discussion below is based on Vinson & Elkins L.L.P.'s opinion that we, the Intermediate Partnerships and the Operating Entities will each be classified as a partnership for federal income tax purposes.

Limited Partner Status

        Unitholders who have become limited partners of TC PipeLines will be treated as partners of TC PipeLines for federal income tax purposes. Assignees who have executed and delivered transfer applications and are awaiting admission as limited partners and unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will also be treated as partners of TC PipeLines for federal income tax purposes. Because there is no direct or indirect controlling authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, counsel's opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive certain federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

        A beneficial owner of common units whose common units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to such common units for federal income tax purposes. Please read "—Tax Consequences of Unit Ownership—Treatment of Securities Loans."

        Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. Unitholders who are not treated as partners in us as described above are urged to consult their own tax advisors with respect to their status as partners of TC PipeLines for federal income tax purposes.

Tax Consequences of Unit Ownership

        Flow-Through of Taxable Income.    We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his allocable share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, a unitholder may be allocated a share of our income even if he has not received a cash distribution. The income allocated to unitholders will generally be taxable as ordinary income. Each unitholder must include in income his allocable share of our income, gain, loss and deduction for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

        Treatment of Distributions.    Our distributions to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "—Disposition of Common Units" below. Any reduction in a unitholder's share of our liabilities for which no partner, including the General Partner, bears the economic risk of loss, known as "non-recourse liabilities," will be treated as a distribution of cash to that unitholder. To the extent that our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "—Limitations on the Deductibility of Our Losses."

        A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our non-recourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," both as defined in the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, the unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income which will equal the excess of the non-pro rata portion of the distribution over the unitholder's tax basis for the share of the Section 751 Assets deemed relinquished in the exchange.

        Basis of Common Units.    A unitholder will have an initial tax basis for his common units equal to the amount he paid for the common units plus his share of our non-recourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our non-recourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by his share of our losses, by any decreases in his share of our non-recourse liabilities and by his share of our expenditures that are not deductible in computing our taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our General Partner. The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests.

        Limitations on Deductibility of Our Losses.    The deduction by a unitholder of his share of our losses will be limited to his tax basis in his common units and, in the case of a unitholder who is an individual, estate, trust or certain types of closely-held corporations, who is subject to the "at risk" rules, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than the unitholder's tax basis. A unitholder must recapture losses deducted in previous years to the extent that our distributions (including distributions deemed to result from a reduction in a unitholder's share of nonrecourse liabilities) cause the unitholder's at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in the future to the extent that his basis or at risk amount, whichever is the limiting factor, is subsequently increased, provided such losses do not exceed his tax basis in his common units. Upon the taxable disposition of a common unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitations in excess of that gain would no longer be utilizable.

        In general, a unitholder will be at risk to the extent of his tax basis in his common units, excluding any portion of that basis attributable to his share of our non-recourse liabilities, reduced by any amount of money the unitholder borrows to acquire or hold his common units if the lender of such borrowed funds owns an interest in us, is related to the unitholder or can look only to common units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's common units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our non-recourse liabilities.

        In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and certain closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly—traded partnership. Consequently, any passive losses we generate will only be available to offset passive income we generate and will not be available to offset income from other passive activities or investments, including other publicly- traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder's share of our income may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction to an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

        A unitholder's share of our net income may be offset by any of our suspended passive losses we generate, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships.

        Limitations on Interest Deductions.    The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

  •
  interest on indebtedness properly allocable to property held for investment;

  •
  interest expense attributed to portfolio income; and

  •
  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules less deductible expenses, other than interest directly connected with the production of investment income, but generally does not include qualified dividend income or gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly-traded partnership will be treated as investment income to unitholders. In addition, a unitholder's share of our portfolio income will be treated as investment income.

        Allocation of Income, Gain, Loss and Deduction.    In general, if we have a net profit, our items of income, gain, loss and deduction are allocated among the General Partner and the unitholders in accordance with their respective percentage interests in us. At any time that incentive distributions are made to the General Partner, gross income is allocated to the General Partner to the extent of these distributions. If we have a net loss, that loss is generally allocated first, to the General Partner and the unitholders in accordance with their respective percentage interests to the extent of their positive capital accounts, as maintained under the partnership agreement, and second, to the General Partner.

        Specified items of our income, deduction, gain and loss are allocated to account for the difference between the tax basis and fair market value of property contributed to us and to account for the difference between the tax basis and the fair market value of our property at the time of the offering of units (a "Book-Tax Disparity") in accordance with Section 704 of the Internal Revenue Code and the Treasury Regulations thereunder. The effect of these allocations to a unitholder purchasing common units in an offering, including the offering made pursuant to this prospectus, will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of purchase. As a result, the federal income tax burden associated with any Book-Tax Disparity immediately prior to an offering generally will be borne by the unitholders holding interests in us prior to such offering. In addition, items of recapture income are specially allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income. Finally, although we do not expect that our operations will result in the creation of negative capital accounts to unitholders, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate a Book-Tax Disparity, will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's share of an item will be determined on the basis of the partner's interest in us, which will be determined by taking into account all the facts and circumstances, including the partners' relative contributions to us, the interests of the partners in economic profits and losses, the interest of the partners in cash flow and other nonliquidating distributions and rights of the partners to distributions of capital upon liquidation. Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Disposition of Common Units—Allocations Between Transferors and Transferees," the allocations of income, gain, loss or deduction under our partnership agreement will be given effect for federal income tax purposes.

        Entity-Level Collections.    If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or the General Partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

        Treatment of Securities Loans.    A unitholder whose common units are loaned (for example, a loan to "short seller" to cover a short sale of common units) may be treated as having disposed of those common units. If so, he would no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

  •
  any of our income, gain, deduction or loss with respect to those common units would not be reportable by the lending unitholder; and

  •
  any cash distributions received by the lending unitholder with respect to those common units may be treated as ordinary income.

        Due to a lack of controlling authority, counsel has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to its common units. Unitholders desiring to assure their status as partners and avoid the risk of income recognition from a loan of their common units are urged to consult their own tax advisors and to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their common units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Common Units—Recognition of Gain or Loss."

        Tax Rates.    Under current law, the highest marginal federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

        In addition, a 3.8% net investment income tax ("NIIT") applies to certain net investment income earned by individuals, estates, and trusts. For these purposes, net investment income generally includes a unitholder's allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder's net investment income from all investments, or (ii) the amount by which the unitholder's modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if married filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

        Section 754 Election.    We have made the election permitted by Section 754 of the Internal Revenue Code. The election is irrevocable without the consent of the IRS. The election generally permits us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other partners.

        Under our partnership agreement, we are authorized to take a position to preserve the uniformity of units even if that position is not consistent with applicable Treasury Regulations. A literal application of Treasury Regulations governing a 743(b) adjustment attributable to properties depreciable under Section 167 of the Code may give rise to differences in the taxation of unitholders purchasing units from us and unitholders purchasing from other unitholders. If we have any such properties, we intend to adopt methods employed by other publicly traded partnerships to preserve the uniformity of units, even if inconsistent with existing Treasury Regulations, and counsel has not opined on the validity of this approach. Please read "—Uniformity of Common Units."

        The IRS may challenge our positions with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of units due to lack of controlling authority. Because a unitholder's tax basis for its units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder's basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of Units—Recognition of Gain or Loss." If a challenge to such treatment were sustained, the gain from the sale of units may be increased without the benefit of additional deductions.

        The calculations involved in the Section 754 election are complex and we will make them on the basis of assumptions as to the value of our assets and other matters. The allocation of the Section 743(b) adjustment must be made in accordance with the Internal Revenue Code. The IRS may seek to reallocate some or all of any Section 743(b) adjustment allocated by us to tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and the deductions resulting from them reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our view, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of common units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

        Accounting Method and Taxable Year.    We currently use the year ending December 31 as our taxable year and we have adopted the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his allocable share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of its taxable year must include its allocable share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than one year of our income, gain, loss and deduction. Please read "—Disposition of Common Units—Allocations Between Transferors and Transferees."

        Tax Basis, Depreciation and Amortization.    The adjusted tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately adjusted gain or loss on the disposition of these assets. The federal income tax burden associated with the excess of the fair market value of our assets over their tax basis immediately prior to any offering will be borne by the General Partner and other unitholders as of that time. Please read "—Tax Treatment of Unitholders—Allocation of Income, Gain, Loss and Deduction."

        To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deduction being taken in the early years after assets are placed in service. If we dispose of depreciable property by sale or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own may be required to recapture those deductions as ordinary income upon a sale of his interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Common Units—Recognition of Gain or Loss."

        The costs incurred in selling our common units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. Uncertainties exist regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized. The underwriting discounts and commissions we incur are treated as syndication expenses.

        Valuation and Tax Basis of Our Properties.    The federal income tax consequences of the ownership and disposition of common units will depend in part on our estimates as to the relative fair market values, and determinations of the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers with respect to valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to these adjustments.

Disposition of Common Units

        Recognition of Gain or Loss.    A unitholder will recognize gain or loss on a sale of common units equal to the difference between the amount realized and the unitholder's tax basis for the common units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of any other property received plus his share of our non-recourse liabilities with respect to the common units sold. Because the amount realized includes a unitholder's share of our non-recourse liabilities, the gain recognized on the sale of common units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in common units, on the sale or exchange of a common unit will generally be taxable as capital gain or loss. Gain or loss recognized on the sale of common units held for more than 12 months will generally be taxed as long-term capital gain or loss. However, a portion of this gain or loss, which could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables and inventory items may exceed net taxable gain realized upon the sale of the common unit and may be recognized even if there is a net taxable loss realized on the sale of the common unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a disposition of common units. Net capital loss may offset no more than $3,000 of ordinary income in the case of individuals and may only be used to offset capital gain in the case of corporations. Both ordinary income and capital gain recognized may be subject to NIIT in certain circumstances. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction—Tax Rates."

        For purposes of calculating gain or loss on the sale of common units, the unitholder's adjusted tax basis will be adjusted by its allocable share of our income or loss in respect of its common units for the year of the sale. Furthermore, as described above, the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals the amount that bears the same relation to the partner's tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional common units or a sale of common units purchased in separate transactions is urged to consult with his tax advisor as to the possible consequences of the application of this ruling and the Treasury Regulations.

        Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or a related person enters into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to a partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

        Allocations Between Transferors and Transferees.    In general, our taxable income and losses are determined annually, are prorated on a monthly basis and are subsequently apportioned among the unitholders in proportion to the number of common units owned by each of them as of the opening of the NYSE on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring common units may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted or authorized under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued final Treasury Regulations pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders. The Partnership is currently evaluating these regulations, which apply beginning with our taxable year that begins on January 1, 2016. Nonetheless, the regulations do not specifically authorize the use of the proration method we have adopted. Accordingly, counsel is unable to opine on the validity of this method of allocating income and losses between the transferors and the transferees of common units. If this method is not allowed under the final Treasury Regulations, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferors and transferees, as well as among partners whose interests otherwise vary during a taxable period, to conform to a method permitted under future Treasury Regulations.

        A unitholder who owns common units prior to the record date set for a cash distribution with respect to that quarter will be allocated items of our income, gain, loss and deductions attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

        Notification Requirements.    A unitholder who sells or exchanges common units is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange (or, if earlier, January 15 of the year following the sale). A purchaser of units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the U.S. and who effects the sale or exchange through a broker who will satisfy such requirements. Additionally, a transferee of a common unit will be required to furnish a statement to the IRS, filed with its income tax return for the taxable year in which the sale or exchange occurred, that sets forth the amount of the consideration paid for the common unit. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

        Constructive Termination.    We will be considered to have been terminated if there is a sale or exchange of 50 percent or more of the total interests in our capital and profits within a 12-month period. For such purposes, multiple sales of the same common unit are counted only once. Our termination would result in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in its taxable income for the year of termination.

        A constructive termination occurring on a date other than December 31 generally would require that we file two tax returns for one fiscal year thereby increasing our administration and tax preparation costs. However, pursuant to an IRS relief procedure the IRS may allow a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination could result in a deferral of our deductions for depreciation and thus increase the taxable income allocable to unitholder. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination that would not otherwise have been applied to us as a continuing partnership as opposed to a terminating partnership.

Uniformity of Common Units

        Because we cannot match transferors and transferees of common units, we must maintain uniformity of the economic and tax characteristics of the common units to a purchaser of these common units. In the absence of uniformity, compliance with a number of federal income tax requirements, both statutory and regulatory, could be substantially diminished. A lack of uniformity can result from a literal application of Treasury Regulations dealing with Section 743 adjustments. Any non-uniformity could have a negative impact on the value of the common units. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction—Section 754 Election."

        Consistent with the regulations under Section 743, we depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property, to the extent of any unamortized Section 704(c) built-in gain, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743, but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to apply with respect to a material portion of our assets. To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Section 704(c) built-in gain, we apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization convention under which all purchasers acquiring common units in the same month would receive depreciation and amortization deductions, whether attributable to common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this approach is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This approach will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization convention to preserve the uniformity of the intrinsic tax characteristics of any common units that would not have a material adverse effect on the unitholders. Counsel has not opined as to the validity of any of these positions. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this type of challenge were sustained, the uniformity of common units might be affected, and the gain from the sale of common units might be increased without the benefit of additional deductions. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

        Ownership of common units by employee benefit plans, other tax-exempt organizations, non-resident aliens, non-U.S. corporations and other non-U.S. persons (collectively, "Non-U.S. Unitholders") raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

        Prospective unitholders that are tax-exempt entities or Non-U.S. Unitholders should consult their tax advisors before investing in our units. Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on "unrelated business taxable income." Virtually all of our taxable income allocated to a unitholder which is a tax-exempt organization will be unrelated business taxable income and will be taxable to that unitholder.

        Non-U.S. Unitholders are taxed by the United States on income effectively connected with the conduct of a U.S. trade or business ("effectively connected income") and on certain types of U.S.-source non-effectively connected income (such as dividends), and unless exempted or further limited by an income tax treaty, will be considered to be engaged in business in the United States because of their ownership of our common units. Furthermore, is it probable that they will be deemed to conduct such activities through permanent establishments in the United States within the meaning of applicable tax treaties. As a consequence, they will be required to file federal tax returns in respect of their share of our income, gain, loss or deduction and pay federal income tax on any net income or gain. Moreover, under rules applicable to publicly-traded partnerships, distributions to Non-U.S. Unitholders are subject to withholding at the highest applicable effective tax rate. Each Non-U.S. Unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on an applicable Form W-8BEN, W-8BEN-E or other applicable form in order to obtain credit for the taxes withheld. A change in applicable law may require us to change these procedures.

        In addition, because a Non-U.S. Unitholder classified as a corporation will be treated as engaged in a United States trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain as adjusted for changes in the foreign corporation's "U.S. net equity" to the extent reflected in the corporation's effectively connected earnings and profits. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

        A Non-U.S. Unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the Non-U.S. Unitholder. Under a ruling published by the IRS interpreting the scope of "effectively connected income," gain recognized by a non-U.S. person from the sale of its interest in a partnership that is engaged in a trade or business in the United States will be considered to be effectively connected with a U.S. trade or business. Thus, part or all of a Non-U.S. Unitholder's gain from the sale or other disposition of its units may be treated as effectively connected with a unitholder's indirect U.S. trade or business constituted by its investment in us. Moreover, under the Foreign Investment in Real Property Tax Act, a Non-U.S. Unitholder generally will be subject to federal income tax upon the sale or disposition of a unit if (i) it owned (directly or indirectly constructively applying certain attribution rules) more than 5% of our units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business consisted of U.S. real property interests (which include U.S. real estate, including land, improvements, certain associated personal property, and interests in certain entities holding U.S. real estate) at any time during the shorter of the period during which such unitholder held the units or the 5-year period ending on the date of disposition. More than 50% of our assets may consist of U.S. real property interests. Therefore, Non-U.S. Unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

        Information Returns and Audit Procedures.    We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes each unitholder's share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will generally not be reviewed by counsel, we will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine the unitholder's share of income, gain, loss and deduction. Any of these conventions may not yield a result which conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor counsel can assure prospective unitholders that the IRS will not successfully contend in court that those accounting and reporting conventions are impermissible. Any challenge by the IRS could negatively affect the value of the common units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an audit of this kind may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of the unitholder's own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction is determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code provides for one partner to be designated as the "tax matters partner" for these purposes. Our partnership agreement appoints the General Partner as our tax matters partner.

        The tax matters partner will make some elections on our behalf and on behalf of the unitholders and can extend the statute of limitations for assessment of tax deficiencies against unitholders with respect to items in our returns. The tax matters partner may bind a unitholder with less than a one percent profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the tax matters partner. The tax matters partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the tax matters partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a one percent interest in our profits and by the unitholders having in the aggregate at least a five percent profits interest. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of the consistency requirement may subject a unitholder to substantial penalties.

        Nominee Reporting.    Persons who hold an interest in us as a nominee for another person are required to furnish to us:

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  the name, address and taxpayer identification number of the beneficial owner and the nominee;

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  whether the beneficial owner is

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  a person that is not a U.S. person,

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  a non-U.S. government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or

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  a tax-exempt entity;

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  the amount and description of common units held, acquired or transferred for the beneficial owner; and

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  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on common units they acquire, hold or transfer for their own account. Substantial penalties are imposed by the Internal Revenue Code for failure to report such information to us. The nominee is required to supply the beneficial owner of the common units with the information furnished to us.

        Accuracy-Related Penalties.    Certain penalties may be imposed as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, with respect to any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith with respect to that portion. We do not anticipate that any accuracy-related penalties will be assessed against us.

State, Local and Other Tax Considerations

        In addition to federal income taxes, a unitholder will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which he resides or in which we do business or own property. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. A unitholder may be required to file state income tax returns and to pay state income taxes in some or all of the states in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the state, generally does not relieve the nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax Consequences of Unit Ownership—Entity-Level Collections."

        It is the responsibility of each unitholder to investigate the legal and tax consequences under the laws of pertinent jurisdictions of his investment in us. Accordingly, we recommend that each prospective unitholder consult, and depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state and local, as well as U.S. federal and non-U.S., tax returns that may be required of him. Counsel has not rendered an opinion on the state local, alternative minimum tax or non-U.S. tax consequences of an investment in us.

 INVESTMENT IN TC PIPELINES, LP BY EMPLOYEE BENEFIT PLANS

        An investment in us by an employee benefit plan is subject to additional considerations because the investments of such plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, and restrictions imposed by Section 4975 of the Internal Revenue Code if such plans are subject to Title I of ERISA or Section 4975 of the Internal Revenue Code or provisions under any state, local, non-U.S. or other laws or regulations similar to such provisions of ERISA or the Internal Revenue Code ("Similar Laws"). As used herein, the term "employee benefit plan" or "plan" includes, but is not limited to, tax-qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans, and tax-deferred annuities or individual retirement accounts established or maintained by an employer or employee organization. Among other things, consideration should be given to:

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  whether such investment is prudent under Section 404(a)(1)(B) of ERISA or applicable Similar Laws;

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  whether in making such investment such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA or applicable Similar Laws;

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  the fact that such investment could result in recognition of unrelated business taxable income by such plan even if there is no net income and, if so, the potential after-tax return could be reduced;

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  the effect of an imposition of income taxes on the potential investment return for an otherwise tax-exempt investor; and

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  whether, as a result of the investment, such plan will be required to file an exempt organization business income tax return with the IRS.

        The person with investment discretion with respect to the assets of an employee benefit plan should determine whether an investment in us is authorized by the appropriate governing instrument and is a prudent investment for such plan.

        In addition, a fiduciary of an employee benefit plan should consider whether such plan will, by investing in us, be deemed to own an undivided interest in our assets. If so, the General Partner also could be a fiduciary of such plan, and we could be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of Section 4975 of the Internal Revenue Code.

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit an employee benefit plan from engaging in transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under Section 4975 of the Internal Revenue Code with respect to the plan. These provisions also apply to individual retirement accounts which are not subject to Title I of ERISA. The U.S. Department of Labor issued final regulations on November 13, 1986, as subsequently modified by Section 3(42) of ERISA, that provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets." Pursuant to these regulations, an entity's assets would not be considered to be "plan assets" if, among other things,

  (1)
  the equity interests acquired by employee benefit plans or other "benefit plan investors" (as defined in Section 3(42) of ERISA) are publicly offered securities, i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under the federal securities laws;

  (2)
  the entity is an "operating company," i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

  (3)
  there is no significant investment by benefit plan investors, which is defined to mean that less than 25 percent of the value of each class of equity interest is held by employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to Title I of ERISA, plans described in Section 4975(e)(1) of the Internal Revenue Code, and any entities whose underlying assets include "plan assets" by reason of a plan's investments in the entity.

        Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (1) above. Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

        Governmental plans (as defined in Section 3(32) of ERISA), non-U.S. plans (as defined in Section 4(b)(4) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA), while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Internal Revenue Code, may nevertheless be subject to a Similar Law. Fiduciaries of any such plans should consult with their counsel before purchasing any common units.

 PLAN OF DISTRIBUTION

        We may sell the common units (1) through agents, (2) through underwriters, (3) to or through brokers or dealers, (4) directly to one or more purchasers, (5) in "at the market offerings" to or through a market maker or into an existing trading market, or a securities exchange or otherwise, (6) pursuant to delayed delivery contracts or forward contracts, (7) through a combination of any of these methods of sale, or (8) through any other method permitted by applicable law.

By Agents

        Common units may be sold through agents designated by us. Unless otherwise indicated in a prospectus supplement, any agent will be acting on a reasonable best efforts basis to solicit purchases for the period of their appointment.

By Underwriters or Dealers

        If underwriters are used in the sale of the common units for which this prospectus is delivered, such common units will be acquired by the underwriters for their own account. The underwriters may resell the common units in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the common units offered will be subject to certain conditions. The underwriters will be obligated to purchase all the common units offered if any of the common units are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

        If we utilize a dealer in the sale, we will sell the common units to the dealer as principal. The dealer may then resell the common units to the public at varying prices to be determined by the dealer at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act, with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales

        Common units may also be sold directly by us. In this case, no underwriters or agents would be involved. We may use electronic media, including the Internet, to sell offered common units directly.

At-the-Market Offerings

        Underwriters or agents could makes sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an "at-the-market" offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the NYSE, the existing trading market for our common units, or sales made to or through a market maker other than on an exchange.

        To the extent that we make sales through one or more underwriters or agents in "at-the-market" offerings, we will do so pursuant to the terms of a sales agency financing agreement or other "at-the-market" offering arrangement with such underwriters or agents. If we engage in at-the-market sales pursuant to any such agreement, we will issue and sell common units through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell common units on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement will provide that any securities sold will be sold at prices related to the then-prevailing market prices for such securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of the agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of common units. The terms of each such agreement will be set forth in more detail in the applicable prospectus supplement and any related free writing prospectus. In the event that any underwriter or agent acts as principal, or any broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain, or otherwise affect the price of common units. Any such activities will be described in the prospectus supplement or any related free writing prospectus relating to the transaction.

Delayed Delivery Contracts or Forward Contracts

        If indicated in the prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers to purchase common units from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts or forward contracts providing for payment or delivery on a specified date in the future at prices determined as described in the prospectus supplement. Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

General Information

        Underwriters, dealers and agents that participate in the distribution of the common units may be deemed underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the common units by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation will be described in a prospectus supplement.

        We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make because of those liabilities.

        Because the Financial Industry Regulatory Authority, Inc. ("FINRA") views our common units as interests in a direct participation program, any offering of common units under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2310 of the FINRA Rules.

        Underwriters, dealers and agents or their affiliates may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

 LEGAL MATTERS

        Certain legal and tax matters in connection with the units will be passed upon by Vinson & Elkins L.L.P., Houston, Texas, as our counsel.

EXPERTS

        The consolidated financial statements of TC PipeLines, LP as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2015, have been incorporated by reference herein, in reliance upon the report of KPMG LLP, independent registered public accounting firm, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements of Great Lakes Gas Transmission Limited Partnership as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015, have been incorporated by reference herein, in reliance upon the report of KPMG LLP, independent registered public accounting firm, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements of Northern Border Pipeline Company as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015, have been incorporated by reference herein, in reliance upon the report of KPMG LLP, independent registered public accounting firm, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses we will incur in connection with the issuance and distribution of the common units being registered. With the exception of the SEC registration fee, all of the amounts are estimated.

SEC registration fee	$40,280
Legal fees and expenses		$(1)
Accounting fees and expenses		$(1)
Listing fees		$(1)
Printing expenses		$(1)
Transfer Agent and Registrar fees and expenses		$(1)
Miscellaneous		$(1)
Total		$(1)

(1)
These fees and expenses depend on the number of issuances and amount of common units offered, and accordingly cannot be estimated at this time.

Item 15.    Indemnification of Directors and Officers

TC PipeLines, LP

        Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.

        Section 7.7(a) of the Third Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement") of TC PipeLines provides that to the fullest extent permitted by law, all Indemnitees (as defined below) shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or (in the case of a Person (as defined in the Partnership Agreement) other than the General Partner) not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The Partnership Agreement defines an Indemnitee as: (i) the General Partner, (ii) any Departing Partner (as defined in the Partnership Agreement), (iii) any Person who is or was an Affiliate (as defined in the Partnership Agreement) of the General Partner or any Departing Partner, (iv) any Person who is or was a member, partner, officer, director, employee, agent or trustee of the Partnership, any intermediate partnership and any majority owned subsidiary of such entity (each, a "Group Member"), the General Partner or any Departing Partner or any Affiliate of any Group Member, the General Partner or any Departing Partner, and (v) any Person who is or was serving at the request of the General Partner or any Departing Partner or any Affiliate of the General Partner or any Departing Partner as an officer, director, employee, member, partner, agent or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

        Section 7.7(b) of the Partnership Agreement also states that to the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to

Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized by Section 7.7(a).

        Section 7.7(g) of the Partnership Agreement states that an Indemnitee shall not be denied indemnification in whole or in part under Section 7.7 because the Indemnitee has an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of the Partnership Agreement.

        Section 7.8(a) of the Partnership Agreement provides that notwithstanding anything to the contrary set forth in the Partnership Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the limited partners of the Partnership, the assignees or any other Persons who have acquired securities of the Partnership, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.

        Section 7.8(b) of the Partnership Agreement states that the General Partner, subject to its obligations and duties as General Partner set forth in Section 7.1(a) of the Partnership Agreement, may exercise any of the powers granted to it by the Partnership Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

        Additionally, Section 7.8(c) provides that to the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the partners, the General Partner and any other Indemnitee acting in connection with the Partnership's business or affairs shall not be liable to the Partnership or to any partner for its good faith reliance on the provisions of the Partnership Agreement. The provisions of the Partnership Agreement, to the extent that they restrict or otherwise modify the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the partners to replace such other duties and liabilities of such Indemnitee.

        Any equity distribution agreement or underwriting agreement entered into in connection with the sale of the common units offered pursuant to this registration statement will provide for indemnification of officers and directors of the General Partner.

TC PipeLines GP, Inc.

        Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL"), inter alia, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

        Any indemnification under subsections (a) and (b) of Section 145 of the DGCL (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate. The indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

        Section 145 of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

        The certificate of incorporation and bylaws of TC PipeLines GP, Inc. provide for the indemnification of directors and officers of and such directors and officers who serve at the request of the company as directors, officers, employees or agents of any other enterprise against certain liabilities under certain circumstances.

Item 16.    Exhibits and Financial Statement Schedules

(a)
Exhibits

*1.1	Form of Underwriting Agreement
4.1
Form of certificate evidencing the Common Units of TC PipeLines, LP (Incorporated by reference to Exhibit A to TC PipeLines, LP's Third Amended and Restated Agreement of Limited Partnership filed as Exhibit 3.1 to TC PipeLines, LP's Form 8-K filed on April 1, 2015)
4.2	Certificate of Limited Partnership of TC PipeLines, LP (filed as Exhibit 3.2 to TC PipeLines, LP's Registration Statement on Form S-1 (Registration No. 333-69947) and incorporated by reference herein)
4.3
Third Amended and Restated Agreement of Limited Partnership of TC PipeLines, LP dated April 1, 2015 (filed as Exhibit 3.1 to TC PipeLines, LP's Form 8-K filed on April 1, 2015 and incorporated by reference herein)
***5.1	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities registered hereby
***8.1	Opinion of Vinson & Elkins L.L.P. as to tax matters
**23.1	Consent of KPMG LLP (TC PipeLines, LP)
**23.2	Consent of KPMG LLP (Great Lakes Gas Transmission Limited Partnership)
**23.3	Consent of KPMG LLP (Northern Border Pipeline Company)
***23.4	Consents of Vinson & Elkins L.L.P. (included in Exhibits 5.1 and 8.1)
***24.1	Power of Attorney

*
To be filed by a post-effective amendment or as an exhibit to a Current Report on Form 8-K.

**
Filed herewith.

***
Previously filed as an exhibit to this Registration Statement on Form S-3.
(b)
Financial Statement Schedules

        No financial statement schedules are included herein. All other schedules for which provision is made in the applicable accounting regulation of the SEC are not required under the related instructions, are inapplicable, or the information is included in the consolidated financial statements, and have therefore been omitted.

(c)
Reports, Opinions, and Appraisals

        The following reports, opinions, and appraisals are included herein: None

Item 17.    Undertakings

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (a)   to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (b)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (c)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs 1(a), 1(b) and 1(c) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

            (a)   each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

            (b)   each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (a)   any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

            (b)   any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (c)   the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (d)   any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (6)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on July 29, 2016.

TC PIPELINES, LP
By:	TC PIPELINES GP, INC., its General Partner
By:	/s/ BRANDON M. ANDERSON Brandon M. Anderson President

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Name	Title	Date

/s/ BRANDON M. ANDERSON Brandon M. Anderson	President of TC PipeLines GP, Inc. (Principal Executive Officer)	July 29, 2016
/s/ *NATHANIEL A. BROWN Nathaniel A. Brown	Controller of TC PipeLines GP, Inc. (Principal Financial Officer and Principal Accounting Officer)	July 29, 2016
Directors
/s/ BRANDON M. ANDERSON Brandon M. Anderson	Director of TC PipeLines GP, Inc.	July 29, 2016
/s/ *M. CATHARINE DAVIS M. Catharine Davis	Director of TC PipeLines GP, Inc.	July 29, 2016
/s/ *JOEL E. HUNTER Joel E. Hunter	Director of TC PipeLines GP, Inc.	July 29, 2016
/s/ *KARL JOHANNSON Karl Johannson	Chair and Director of TC PipeLines GP, Inc.	July 29, 2016

Name		Title	Date

/s/ *MALYN K. MALQUIST Malyn K. Malquist		Director of TC PipeLines GP, Inc.	July 29, 2016
/s/ *WALENTIN (VAL) MIROSH Walentin (Val) Mirosh		Director of TC PipeLines GP, Inc.	July 29, 2016
/s/ *JACK F. STARK Jack F. Stark		Director of TC PipeLines GP, Inc.	July 29, 2016
*By:	/s/ BRANDON M. ANDERSON Brandon M. Anderson Attorney-in-Fact

 EXHIBIT INDEX

*1.1	Form of Underwriting Agreement
4.1
Form of certificate evidencing the Common Units of TC PipeLines, LP (Incorporated by reference to Exhibit A to TC PipeLines, LP's Third Amended and Restated Agreement of Limited Partnership filed as Exhibit 3.1 to TC PipeLines, LP's Form 8-K filed on April 1, 2015)
4.2	Certificate of Limited Partnership of TC PipeLines, LP (filed as Exhibit 3.2 to TC PipeLines, LP's Registration Statement on Form S-1 (Registration No. 333-69947) and incorporated by reference herein)
4.3
Third Amended and Restated Agreement of Limited Partnership of TC PipeLines, LP dated April 1, 2015 (filed as Exhibit 3.1 to TC PipeLines, LP's Form 8-K filed on April 1, 2015 and incorporated by reference herein)
***5.1	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities registered hereby
***8.1	Opinion of Vinson & Elkins L.L.P. as to tax matters
**23.1	Consent of KPMG LLP (TC PipeLines, LP)
**23.2	Consent of KPMG LLP (Great Lakes Gas Transmission Limited Partnership)
**23.3	Consent of KPMG LLP (Northern Border Pipeline Company)
***23.4	Consents of Vinson & Elkins L.L.P. (included in Exhibits 5.1 and 8.1)
***24.1	Power of Attorney

*
To be filed by a post-effective amendment or as an exhibit to a Current Report on Form 8-K.

**
Filed herewith.

***
Previously filed as an exhibit to this Registration Statement on Form S-3.

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TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
ABOUT TC PIPELINES, LP
RISK FACTORS
USE OF PROCEEDS
DESCRIPTION OF UNITS
CASH DISTRIBUTION POLICY
DESCRIPTION OF OUR PARTNERSHIP AGREEMENT
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
INVESTMENT IN TC PIPELINES, LP BY EMPLOYEE BENEFIT PLANS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits and Financial Statement Schedules
  Item 17. Undertakings
SIGNATURES
EXHIBIT INDEX